Exhibit 99.1

Texas Roadhouse, Inc. Announces Third Quarter 2007 Results

LOUISVILLE, Ky (October 29, 2007) — Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 13 and 39 week periods ended September 25, 2007.

	Third Quarter			Year to Date
($000’s)	2007	2006	% Change	2007	2006	% Change

Total revenue	189,454	148,454	28	548,777	444,573	23
Income from operations	17,193	14,241	21	51,795	42,619	22
Net income	10,552	9,150	15	32,105	26,163	23
Diluted EPS	$0.14	$0.12	15	$0.42	$0.34	22

Highlights for the quarter:

•      Comparable restaurant sales increased 2.5% at company restaurants and 2.0% at franchise restaurants;

•      Five company restaurants opened;

•      Nine restaurants were acquired from franchisees; and

•      Diluted earnings per share increased 15% to $0.14 from $0.12 in the prior year period.

Highlights year-to-date:

•      Comparable restaurant sales increased 2.0% at company restaurants and 1.5% at franchise restaurants;

•      Twenty-two company and two franchise restaurants opened;

•      Nine restaurants were acquired from franchisees; and

•      Diluted earnings per share increased 22% to $0.42 from $0.34 in the prior year period.

Reported results for the quarter also included:

•      A pre-tax credit of $0.6 million ($0.4 million after-tax) to insurance expense based on the most recent actuarial report relating to workers compensation and general liability insurance.  The third quarter of fiscal 2006 included a pre-tax credit of $1.9 million ($1.2 million after-tax) to this expense item based on the 2006 actuarial report; and

•      A pre-tax, non-cash charge of approximately $0.5 million ($0.3 million after-tax) relating to the Company’s acquisitions of nine franchise restaurants on the first day of the quarter.  There was no corresponding charge during the same quarter of the prior year; however, during the first quarter of fiscal 2006, the Company incurred a pre-tax, non-cash charge of $0.8 million in conjunction with the acquisitions of 11 franchise restaurants, which was non-deductible for tax purposes.

G.J. Hart, President and Chief Executive Officer of Texas Roadhouse, commented, “We are pleased that we are on track to deliver at least 20% diluted earnings per share growth in 2007.  And, looking to 2008, we are estimating approximately 20% diluted earnings per share growth, excluding the benefit of an extra operating week. Driving our performance is a strong development pipeline, combined with solid restaurant-level execution.  Finally, we have always stated that in challenging times, our value proposition and operational focus offers real differentiation in the marketplace and we believe that this positions us to create long term value for our stockholders.”

Franchise Acquisitions

As previously announced, on June 27, 2007, the first day of the Company’s third fiscal quarter of 2007, the Company acquired nine franchise restaurants.  The aggregate purchase price for the restaurants, which included seven in Indiana and one each in Kentucky and Missouri, was approximately $22.6 million.  In separate but related transactions the Company acquired the land and buildings associated with seven of the nine properties, which were owned by related parties of the seven franchisees, for an aggregate price of approximately $12.1 million.  The purchase price for all the transactions was paid in cash, funded through borrowings under the Company’s credit facility.  On a 12-month basis, the acquisitions are expected to add approximately $33.5 million of net revenue and approximately $0.015 per diluted share to earnings, excluding the non-cash, acquisition-related charge recorded during the third quarter of fiscal 2007, as discussed above.

Outlook for 2007

The Company reported that comparable restaurant sales for the first four weeks of the fourth quarter of fiscal 2007 increased 0.3% over the same period of the prior year.

In addition, the Company reiterates its estimate for 2007 diluted earnings per share growth of at least 20%, or at least $0.53 per diluted share.

This estimate is based on the following annual assumptions:

•        New restaurant openings of 31 to 32 company-owned and two franchised; and

•        Comparable restaurant sales growth of 1.5% to 2.0%.

The 2007 earnings estimate presented includes the non-cash charge and ongoing earnings impact related to the Company’s acquisitions of franchise restaurants discussed above, but excludes any impact from any additional potential acquisitions.

Outlook for 2008

The Company is currently estimating diluted earnings per share growth of approximately 20% for fiscal 2008.  The 2008 earnings estimate excludes the positive impact from an additional operating week associated with the fact that fiscal 2008 is a 53-week year and, as such, the fourth quarter of fiscal 2008 will contain 14 weeks versus 13 weeks in the fourth quarter of fiscal 2007.  The Company estimates the additional operating week will positively impact fourth quarter and fiscal 2008 diluted earnings per share by $0.01 to $0.02 per share.

This estimate is based, in part, on the following assumptions:

•        New restaurant openings of approximately 35 company-owned; and

•        Comparable restaurant sales growth of approximately 2.0% to 3.0%.

Conference Call

The Company is hosting a conference call today, October 29, 2007, at 5:00 p.m. Eastern Time to discuss these results.  The dial-in number is (888) 206-4835. A replay of the call will be available until November 5, 2007.  To access the replay, please dial (888) 203-1112, and use 4336739 as the pass code.

There will be a simultaneous Web cast conducted at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates 278 restaurants system-wide in 44 states.  For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance for the full year 2007 and 2008, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurants opening during full year 2007 and 2008, the sales at these and our other company-owned and franchise restaurants, our ability to control restaurant operating costs, our ability to integrate the franchise restaurants which we have acquired, strength of consumer spending and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update any forward-looking statements.

# # #

Contacts:

Investor Relations

Scott Colosi

502-515-7300

Media

Travis Doster

502-638-5457

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended		39 Weeks Ended
	September 25, 2007	September 26, 2006	September 25, 2007	September 26, 2006
Revenue:
Restaurant sales	$186,879	$145,859	$540,452	$436,804
Franchise royalties and fees	2,575	2,595	8,325	7,769

Total revenue	189,454	148,454	548,777	444,573

Costs and expenses:
Restaurant operating costs:
Cost of sales	65,850	51,243	189,197	153,335
Labor	53,702	40,509	152,281	120,675
Rent	2,913	2,588	8,544	7,397
Other operating	29,628	23,481	86,314	70,374
Pre-opening	2,616	2,948	9,301	8,759
Depreciation and amortization	8,028	5,580	21,903	15,641
General and administrative	9,524	7,864	29,442	25,773

Total costs and expenses	172,261	134,213	496,982	401,954

Income from operations	17,193	14,241	51,795	42,619

Interest expense, net	830	64	1,427	533
Minority interest	98	76	617	361
Equity income from investments in
unconsolidated affiliates	66	47	256	182

Income before taxes	16,331	14,148	50,007	41,907
Provision for income taxes	5,779	4,998	17,902	15,744

Net income	$10,552	$9,150	$32,105	$26,163

Net income per common share:
Basic	$0.14	$0.12	$0.43	$0.35
Diluted	$0.14	$0.12	$0.42	$0.34

Weighted average shares outstanding:
Basic	74,729	74,052	74,556	73,774
Diluted	76,794	76,323	76,846	76,437

Texas Roadhouse, Inc.

Supplemental Financial and Operating Information

Supplemental Financial and Operating Information

($ amounts in thousands)

(unaudited)

	Third Quarter		Change		Year to Date		Change
	2007	2006	vs LY		2007	2006	vs LY
Restaurant openings
Company	5	5	0		22	15	7
Franchise	0	3	(3)		2	5	(3)
Total	5	8	(3)		24	20	4

Restaurant acquisitions
Company	9	0	9		9	11	(2)
Franchise	(9)	0	(9)		(9)	(11)	2
Total	0	0	0		0	0	0

Restaurants open at the end of the quarter
Company	194	153	41
Franchise	81	88	(7)
Total	275	241	34

Company-owned restaurants
Restaurant sales	$186,879	$145,859	28.1%		$540,452	$436,804	23.7%
Store weeks	2,487	1,949	27.6%		6,926	5,610	23.5%
Comparable restaurant sales growth (1)	2.5%	2.3%	2.0%		3.4%
Average unit volume (2)	$973	$958	1.6%		$3,043	$3,016	0.9%

Restaurant costs (as a % of restaurant sales)
Cost of sales	35.2%	35.1%	10	bps	35.0%	35.1%	(10	)bps
Labor	28.7%	27.8%	96	bps	28.2%	27.6%	55	bps
Rent	1.6%	1.8%	(22	)bps	1.6%	1.7%	(11	)bps
Other operating	15.9%	16.1%	(24	)bps	16.0%	16.1%	(14	)bps
Total	81.4%	80.8%	61	bps	80.7%	80.5%	20	bps

Franchise-owned restaurants
Franchise royalties and fees	$2,575	$2,595	(0.8%	)	$8,325	$7,769	7.2%
Store weeks	1,053	1,122	(6.1%	)	3,348	3,297	1.5%
Comparable restaurant sales growth (1)	2.0%	1.8%	1.5%		2.5%
Average unit volume (2)	$937	$919	2.0%		$2,889	$2,865	0.8%

Pre-opening expense	$2,616	$2,948	(11.3%	)	$9,301	$8,759	6.2%

Depreciation and amortization	$8,028	$5,580	43.9%		$21,903	$15,641	40.0%
As a % of revenue	4.2%	3.8%	48	bps	4.0%	3.5%	47	bps

General and administrative expenses	$9,524	$7,864	21.1%		$29,442	$25,773	14.2%
As a % of revenue	5.0%	5.3%	(27	)bps	5.4%	5.8%	(43	)bps

Interest expense	$830	$64	NM		$1,427	$533	NM
Minority interest	$98	$76	NM		$617	$361	NM

(1) Comparable restaurant sales growth includes sales from restaurant open 18 months as of the beginning of the measure period.

(2) Average unit volume includes sales from restaurants open six months as of the beginning of the measurement period.  For comparative purposes, average unit volumes for Q3 2006 and 2006 YTD were adjusted to reflect restaurant sales of the nine acquired franchise restaurants as part of company-owned restaurants average unit volume, rather than franchise-owned restaurants average unit volume.

NM - not meaningful

Amounts may not foot due to rounding.